                                                         Exhibit 99.1
NEWS RELEASE
DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105 NYSE Symbol: DST	Contact: Thomas A. McDonnell (816) 435-8684 Chief Executive Officer Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE – June 15, 2011                                                                                                                     Page 1

DST SYSTEMS, INC. RESPONDS TO NEWS REPORT

KANSAS CITY, MO (June 15, 2011) – DST Systems, Inc. (NYSE: DST) clarified a news report published yesterday evening by Reuters.  Like many public companies, DST has received informal inquiries from time to time regarding its interest in engaging in a sale transaction to a private equity firm.  However, DST is not in discussions with private equity firms or any other party regarding a sale of the Company.  DST has informed each of the firms who have made inquiries that DST's board of directors has unanimously concluded that it is in the best interests of its stockholders for DST to remain independent and not to pursue a sale transaction at this time.  DST believes its current stock price is not representative of its long-term intrinsic value, does not reflect the value of its assets and would not be a sensible starting point for discussions or negotiations regarding a sale transaction.  DST remains focused on generating long-term value for its stockholders and believes that initiatives currently underway and planned will address current challenges and help restore market value to appropriate levels.  The Company does not intend to comment further about speculation relating to such transactions.

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The information and comments in this press release may include forward-looking statements respecting DST and its businesses.  Such information and comments are based on DST’s views as of today, and actual actions or results could differ.  There could be a number of factors, risks, uncertainties or contingencies that could affect future actions or results, including but not limited to those set forth in DST’s periodic reports (Form 10-K or 10-Q) filed from time to time with the Securities and Exchange Commission.  All such factors should be considered in evaluating any forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements in this press release to reflect future events.